Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of AgriFORCE Growing Systems, Ltd. on Form S-3 (File No. 333-266722) and Form S-8 (File No. 333-259052) of our report dated August 31, 2022, with respect to our audits of the consolidated financial statements of Delphy Groep B.V. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Preliminary Proxy Statement on Schedule 14A of AgriFORCE Growing Systems, Ltd. dated October 21, 2022.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

October 21, 2022